Exhibit 10.21
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                           SALE AND PURCHASE AGREEMENT
                           ---------------------------


         THIS SALE AND PURCHASE AGREEMENT (this "Agreement") is among Videolocity International, Inc., a Nevada corporation ("Seller"), and Summit Media Group LLC, a Delaware limited liability company ("Purchaser"), which was previously agreed to in principle during September 2006, and is executed as of the 11th day of December, 2006 ("Effective Date").

         In consideration of the mutual covenants herein contained, Seller and Purchaser agree as follows:

                                    ARTICLE 1
                                    ---------
                                PURCHASE AND SALE

1.1 Subject to the terms and conditions of this Agreement, Seller hereby sells, conveys and assigns to Purchaser, and Purchaser hereby purchases from Seller, all of Seller's right, title and interest in all of the properties and rights of the Seller described in Schedule 1 annexed hereto (the "Assets").


                                    ARTICLE 2
                                    ---------
                                 PURCHASE PRICE

         2.1 Purchase Price. The purchase price ("Purchase Price") for the Assets of Seller as documented in Schedule 1 of this agreement shall be $18,719,000 a price that has been mutually agreed upon by both the Seller and the Purchaser and is further supported by the Preliminary Indication of Value as prepared by IPA Advisory & Intermediary Services, an independent, third party company. The Purchase Price was derived from various factors including but not limited to (i) nature of the business; (ii) outlook of the economy and specific industry; (iii) financial condition of the Seller; (iv) nature and value of the tangible and intangible assets of the business; and (v) market price for similar corporations, industry ratios, and other industry comparisons. Purchase Price shall be payable to Seller based on the following schedule and use of the assets: (i) twenty-five percent (25%) of the technical transfer fees and the first 10% of the net licensing fees derived by Purchaser in licensing of the Assets currently in development or any subsequent version thereof; (ii) ten percent 10% of the net revenues derived by Purchasers deployment any of the technologies beginning one year after effective date of this agreement; (iii) ten percent (10%) of the net revenues from all other products or services that uses a portion or all of the Intellectual Property Technology. The Purchase Price will be paid by Purchaser to Seller as provided in Article 4 below. For purposes of this agreement Net Revenue shall be defined as "Revenue derived from use of all or a portion of the Intellectual Property Technology less direct costs customarily used in cost of sales calculations; or as commonly referred to as gross margin, these costs shall include the direct incremental cost of sales including per use cost of content, costs of T-1 or other delivery method, costs of interest on equipment deployed to generate revenues with the technology.

         Until purchase price is paid in full the Seller shall hold preferred shares of the Purchaser and will retain the option of the Seller as per section
2.2. Seller shall be a Non Voting Member of the Purchaser. Nonvoting Members shall have no voting rights attached to them and each member holding Nonvoting shares shall not be entitled to vote on any Purchaser company matter.

         2.2 Option of the Seller: In the event that Purchaser elects to sell its Company and or assets prior to payment in full of the Purchase Price for the Assets of the Seller as outlined in Article 2 Purchase Price, 2.1 Purchase Price above; Seller retains the right to either 1) require Purchaser to pay the remaining balance of the Purchase Price upon its closing of the sale or 2) prior to sale, the Seller may convert the remaining balance of the Purchase Price to equity in Purchaser's company at fair market value not to exceed five percent (5%) of purchaser's company.


                                    ARTICLE 3
                                    ---------
                            OBLIGATIONS OF PURCHASER

3.1 Obligations of Purchaser. Purchaser shall continue developing and licensing the Assets worldwide, including the current business opportunities within the Caribbean, the United States, and the European markets.

Purchaser shall not be allowed to sell all or a portion of the technologies until the Purchase Price has been paid in full unless approved in writing by the Seller.

Purchaser shall grant Seller a non-exclusive licensed use of the technologies for the pursuit of business opportunities by Seller. In the event that Seller uses any of the purchased technologies that are covered by this agreement, Seller agrees to pay Purchaser on a per unit, lump sum, or other mutually agreeable basis at a mutually agreed upon rate not to exceed the then usual and customary rate applicable to such products at that time. However, in no circumstance will the amount be greater than rates that Purchaser would have to pay Seller under terms of this agreement.


                                    ARTICLE 4
                                    ---------
                          PAYMENT OF PURCHASE AGREEMENT

4.1. Payment of Purchase Agreement. Purchaser has advanced to Seller one hundred and fifty thousand dollars ($ 150,000) toward the purchase price of the purchased assets and will also make a monthly thirty thousand dollar ($ 30,000.00) payment until such time that the net licensing fees set forth in
Section 2.1 paid by the Purchaser exceeds $30,000.00 per month or the revenues from the Seller's licensed use of the technology set fourth in Section 3.1 exceeds monthly installments of $30,000.00 and shall be remitted to Seller five days prior to the month when it is due to Seller. The amounts due to Seller Set forth in Section 2.1 shall be paid monthly through December 31, 2007 and quarterly thereafter. The monthly funding requirement will begin January 1, 2007 which will be due December 26, 2006. All payments whether technical transfer fees, net licensing revenues, or monthly advances will decrease the amount owed on the purchase price. In the event that Purchaser is unable or unwilling to make payments and/or advances to Seller in accordance to Section 4.1, Seller may provide a notice of default and will provide no more than 60 days for Purchaser to cure the default. If Purchaser is unable to cure the default within the allotted time following notification, Seller shall be granted a lien on available Summit Media Group LLC assets until the remaining balance of the Purchase Price has been paid in full.

4.1.1  Prepayment Option
       -----------------

The Purchaser  has the right to prepay the Purchase  Price set fourth in Section
2.1 in full at any time with no penalties.

4.2 Right of Audit. Purchaser shall maintain, in accordance with standard recognized accounting practices (US GAAP), accurate and complete records that enable Purchaser to demonstrate full compliance with this Agreement. Purchaser shall make all its books, accounts, memoranda, and other records relative to the Agreement available for inspection and audit by Seller and/or its authorized representatives at all reasonable times during the term the Purchase Price amount set fourth in Section 2.1 is outstanding. If an audit discloses that Purchaser has been paid by Seller an amount less than any amounts owing under the Purchase Price Agreement set fourth in Section 2.1, Purchaser shall remit such funds within 30 days of a formal claim to Seller. If an audit discloses that Purchaser has under remitted funds exceeding five percent (5%) of the requirement under this agreement, Purchaser will pay all reasonable costs for the audit and all related collection efforts.

                                    ARTICLE 5
                                    ---------
                         REPRESENTATIONS AND WARRANTIES

5.1 Seller. Seller represents and warrants to Purchaser that it is duly incorporated in the State of Nevada and validly operating under the laws of the State of Nevada and that Seller has the power and authority to complete, and has properly authorized, the sale of the Assets and that it is conveying good and marketable title to Assets being conveyed hereunder, free and clear from all liens, claims, and encumbrances.

5.2 Purchaser. Purchaser represents and warrants to Seller that it has the power and authority to complete, and has properly authorized, the purchase of the Assets and the performance of its obligations hereunder.

5.3 All Parties. Each Party hereto represents and warrants to the others that the execution of this Agreement and any other documents required or necessary to be executed pursuant to the provisions hereof are valid and binding obligations and are enforceable in accordance with their terms.

5.4 Indemnity. Seller agrees to hold Purchaser and in return, Purchaser agrees to hold Seller harmless from and pay for any loss, damage, cost or expense, including but not limited to legal fees and courts costs, which incurs by virtue of inaccurate representation or warranty made by either party to the other or by reason of any breach by either party of any covenants or obligations under this Agreement.

                                    ARTICLE 6
                                    ---------
                                  MISCELLANEOUS

6.1 Notices. All notices, demands and requests which may be given or which are required to be given by any Party to the others under this Agreement must be in writing and will be deemed effective either: (i) at 5:00 pm of the business day next following the deposit thereof into the custody of a nationally recognized overnight delivery service, addressed to such Party at the address specified below; or (ii) immediately if sent during regular business hours by telegram or telex, provided that receipt for such telegram or telex is verified by the sender. For purposes of this Section 6.1, the addresses of the Parties for all notices are as follows (unless changed by similar notice in writing given by the particular person whose address is to be changed):

IF TO SELLER:
                                    Videolocity International Inc.
                                    PO Box 1929
                                    Sandy, Utah 84091
                                    ATTN:  Robert Holt
                                    Tel:    (435) 615-8338
                                    Fax:    (435) 615-9979

IF TO PURCHASER:
                                    Summit Media Group LLC
                                    5532 Lillehammer Lane
                                    Suite 300
                                    Park City, Utah 84098
                                    Tel: (435) 575-0610

WITH A COPY TO:

                                    Summit Media Group LLC
                                    c/o  Agents and Corporations, Inc.
                                    Suite 600, One Commerce Center
                                    1201 Orange Street
                                    PO Box 511
                                    Wilmington, DE  19899-0511

6.2 Changes. All changes to this agreement will be outlined in an amendment that is mutually agreeable and will be attached hereto.

6.3 Entire Agreement. This Agreement embodies the entire agreement between the parties relative to the subject matter hereof and supercedes all prior agreements between the parties relative to the subject matter hereof.

6.4 Amendment. This Agreement may be amended only by a written instrument executed by the Party or Parties to be bound hereby.

6.5 Headings. The captions and headings used in this Agreement are for convenience only and do not in any way limit, amplify or otherwise modify the provisions of this Agreement.

6.6 Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of Utah.

6.7 Successors and Assigns; Assignment. This Agreement will bind and insure to the benefit of the Parties hereto and their respective legal representatives, successors and assigns. Other than to an affiliate, a Party may not assign its rights under this Agreement without the prior written consent of the other Parties, which consent shall not be unreasonably withheld.

6.8 Invalid Provision. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision will be fully severable; this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement.

         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by persons duly empowered to bind the Parties to perform their respective obligations hereunder, as of the day and year first above written.



                                   SELLER:
                                   VIDEOLOCITY INTERNATIONAL, INC.


                                   By:__________________________________________

                                   Name:________________________________________

                                   Title:_______________________________________


                                   PURCHASER:
                                   Summit Media Group LLC


                                   By:__________________________________________

                                   Name:________________________________________

                                   Title:_______________________________________

                               SCHEDULE 1 - ASSETS
                               -------------------

All United States, United States Territories, and non US rights to all intellectual property and technology, which shall include, but not be limited to
(i) its Videolocity Digital Entertainment System (DES tm), (ii) trademarks, trademark applications, trade secrets, know-how, patents, patent applications, copyrights and any other intellectual property rights, including High Speed Internet Access together with digital streaming video technology, and (iii) its existing license agreements, content agreements and agreements for Video-On-Demand programming for the DES, including, but not limited to, digital movie titles, other content and entertainment (including music and gaming content).